Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-108909) of Kosan Biosciences Incorporated and in the related Prospectus, in the Registration Statements (Form S-8 Nos. 333-63534 and 333-96669) pertaining to the 1996 Stock Option Plan, in the Registration Statement (Form S-8 No. 333-47758) pertaining to the 1996 Stock Option Plan, 2000 Employee Stock Purchase Plan and the 2000 Non-Employee Directors’ Stock Option Plan, and in the Registration Statement (Form S-8 No. 333-108502) pertaining to the 1996 Stock Option Plan and 2000 Employee Stock Purchase Plan of Kosan Biosciences Incorporated of our report dated February 10, 2004 with respect to the financial statements of Kosan Biosciences Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 11, 2004